Exhibit 99.1

AMETEK ANNOUNCES RECORD THIRD QUARTER 2017 RESULTS AND RAISES FULL YEAR 2017 GUIDANCE

-- Reports quarterly sales up 15% over prior period --

-- Achieves record diluted earnings per share of $0.66, up 18% over prior year --

-- Generates operating cash flow of $239 million, up 41% over prior period --

BERWYN, PA, NOVEMBER 2, 2017 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month period ended September 30, 2017.

AMETEK’s third quarter 2017 sales were a record $1.08 billion, an increase of 15% compared to the third quarter of 2016. Operating income increased 16% to $232.8 million versus the prior year and operating margins were 21.5%, up 20 basis points compared to the same period last year. Diluted earnings per share were a record $0.66, an 18% increase compared to the third quarter of 2016. Orders were up 16% in the quarter.

“AMETEK’s businesses delivered another exceptional quarter with record-level performance,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Strong organic sales growth and contributions from recent acquisitions allowed us to achieve double-digit sales and earnings growth, exceeding our expectations for the quarter. As a result, we are again increasing our full year 2017 guidance.”

“In addition to the excellent sales and earnings performance, AMETEK continues to generate strong cash flow reflecting the strength of our business model, with third quarter operating cash flow of $239 million, up 41% over the same period of 2016,” added Mr. Zapico.

Electronic Instruments Group (EIG)

For the third quarter of 2017, EIG sales were a record $671.6 million, an increase of 16% from the third quarter of 2016. EIG operating income was $164.4 million, up 15% over the prior year, and operating margins were 24.5% in the quarter.

“EIG delivered outstanding performance in the third quarter, driven by strong, broad based organic sales growth and contributions from the recent acquisitions of Rauland and MOCON,” commented Mr. Zapico. “Solid orders growth and improving trends in key markets continue to drive our positive expectations for the future.”

Electromechanical Group (EMG)

In the third quarter of 2017, EMG sales were $413.2 million, up 13% compared to the third quarter of 2016. EMG operating income increased 18% to $84.1 million and operating margins were strong at 20.3%, up 80 basis points from last year’s third quarter.

“EMG performed exceptionally well in the third quarter. Excellent organic sales growth and contributions from the recent acquisition of Laserage drove strong sales growth. Operating income margins increased sharply on higher sales and continued focus on Operational Excellence initiatives,” noted Mr. Zapico.

2017 Outlook

“We are very pleased with our results through the first nine months of the year. Our businesses continue to operate at a very high level through the execution of our Growth Strategies. Given our strong performance in the third quarter and our positive outlook for the fourth quarter, we are again increasing guidance for 2017,” commented Mr. Zapico.

“We now expect 2017 sales to increase approximately low-double digits on a percentage basis compared to 2016, with organic sales up mid-single digits. We are increasing our 2017 earnings guidance range to $2.57 to $2.58 per diluted share, up 12% over 2016 adjusted diluted earnings per share. This is an increase from our previous range of $2.46 to $2.52 per diluted share,” he added.

“Fourth quarter 2017 sales are expected to be up low-double digits on a percentage basis compared to the same period last year. We estimate fourth quarter earnings to be approximately $0.66 to $0.67 per diluted share, up 14% to 16% compared to the fourth quarter 2016 adjusted diluted earnings per share,” concluded Mr. Zapico.

Conference Call

AMETEK will webcast its third quarter 2017 investor conference call on Thursday, November 2, 2017, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $4.0 billion. AMETEK's Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

(Financial Information Follows)

AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$1,084,799	$945,030	$3,157,085	$2,867,134
Operating expenses:
Cost of sales	719,718	630,744	2,084,392	1,894,136
Selling, general and administrative	132,250	113,170	387,179	344,323
Total operating expenses	851,968	743,914	2,471,571	2,238,459

Operating income	232,831	201,116	685,514	628,675
Other expenses:
Interest expense	(24,709)	(23,609)	(73,777)	(70,716)
Other, net	(3,695)	(3,259)	(12,533)	(10,108)
Income before income taxes	204,427	174,248	599,204	547,851
Provision for income taxes	50,896	43,561	156,266	144,801

Net income	$153,531	$130,687	$442,938	$403,050

Diluted earnings per share	$0.66	$0.56	$1.91	$1.72
Basic earnings per share	$0.67	$0.56	$1.93	$1.73

Weighted average common shares outstanding:
Diluted shares	232,253	232,721	231,615	234,576
Basic shares	230,439	231,894	230,049	233,387

Dividends per share	$0.09	$0.09	$0.27	$0.27

AMETEK, Inc.

Information by Business Segment

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales:
Electronic Instruments	$671,606	$579,298	$1,949,038	$1,744,246
Electromechanical	413,193	365,732	1,208,047	1,122,888
Consolidated net sales	$1,084,799	$945,030	$3,157,085	$2,867,134

Income:
Segment operating income:
Electronic Instruments	$164,448	$142,695	$486,385	$436,642
Electromechanical	84,059	71,439	248,968	231,181
Total segment operating income	248,507	214,134	735,353	667,823
Corporate administrative and other expenses	(15,676)	(13,018)	(49,839)	(39,148)
Consolidated operating income	$232,831	$201,116	$685,514	$628,675

AMETEK, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$736,415	$717,259
Receivables, net	640,815	592,326
Inventories, net	546,876	492,104
Other current assets	100,377	126,501
Total current assets	2,024,483	1,928,190

Property, plant and equipment, net	494,973	473,230
Goodwill	3,138,742	2,818,950
Other intangibles, investments and other assets	2,125,103	1,880,304
Total assets	$7,783,301	$7,100,674

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$509,567	$278,921
Accounts payable and accruals	760,774	645,520
Total current liabilities	1,270,341	924,441

Long-term debt, net	1,920,879	2,062,644
Deferred income taxes and other long-term liabilities	825,926	857,076
Stockholders' equity	3,766,155	3,256,513
Total liabilities and stockholders' equity	$7,783,301	$7,100,674